Exhibit 99.01

Datameg Corporation Signs Definitive Agreement with 350 Group LLC

Enterprise Development Firm Collaborates with Datameg to Refine and Execute the Company's Strategic Business Plan


Boston, MA, May 4, 2005 - Datameg Corporation (OTCBB: DTMG) today announced that it has entered into a definitive engagement agreement with 350 Group, LLC, an enterprise development firm.

350 Group provides executive support, bringing its breadth of expertise in technology-based operations management including business and manufacturing systems; technology and product development methods; market development, sales and distribution; and corporate finance solutions. 350 Group draws upon the career experience of its members and associates that include senior executives from among the Fortune 500 companies, federal government agencies, and the investment banking and finance industries.

Under the terms of the 350 Group agreement, 350 Group will apply its resources, in close collaboration with Datameg management and that of its wholly-owned subsidiary, North Electric Company, Inc., to perfect the Company's short-term and long-term business planning; formalize commercial operations systems and strategic product distribution channels; formulate corporate finance plans; assist the Company in raising capital; as well as assist in recruiting independent board directors and formation of the Company's Technical Advisory Board.

In exchange for these services, the Company agreed to issue to 350 Group a non-qualified stock option to purchase shares of the Company's common stock. The Company believes that this arrangement is in the best interests of shareholders because it closely aligns the interests of 350 Group with those of Datameg's shareholders.

"350 Group is an impressive organization with capabilities and experience that we expect will enable Datameg to realize its full market potential," said Datameg's Chairman, CEO and President, Mark P. McGrath. "Datameg is making significant inroads with major voice telephony service providers by supporting their roll-out efforts for their new generation Internet voice telephony services. Our customers have expressed to us their critical need for tools and services that ensure network reliability, performance and voice quality. We believe these needs are well matched to North Electric's product and service offerings. For example, since the second quarter of 2004, we have been supporting the VoIP network development efforts of top-tier Internet voice services providers who are the leaders in the voice telephony industry."

Dan Ference, President, North Electric, added, "IP telephony is growing rapidly in popularity due to the tactical and strategic advantages it brings to enterprise network owners. The key tactical benefit is cost savings from lower operating cost IP networks and the ability to by-pass traditional long-distance tolls. Strategically, we believe IP telephony enables richer customer relations experiences and more productive employees via applications like collaborative computing, next-generation call centers, and integrated messaging, for example. These compelling advantages and commercial potential will not be realized if IP network performance, reliability and voice quality are not assured; this is where our tools and services go to work."

Reznor Orr, a managing partner of 350 Group, commented: "We are delighted to be working with the executive management teams at Datameg and North Electric and are enthusiastic about the company's VoIP network tools and services that we believe will serve an important role in the future of the voice over Internet industry."

About Datameg

Datameg Corporation (OTCBB: DTMG) is a development stage communications technology company focused on the development and the supply of voice-quality products and related services that support critical network performance requirements in the voice segment of the rapidly converging voice, data and video communications industry. Specifically, through Datameg's wholly-owned subsidiary North Electric Company, Inc., the Company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol ("VoIP"). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The Company believes network monitoring for voice quality is a vital function for a successful commercial future of IP telephony.

For more information, please contact:

Mark P. McGrath, Datameg Corporation, 413-642-0160